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                              EMPLOYMENT AGREEMENT

     This Employment Agreement dated as of October 15, 1997, is between AmTec, Inc. ("Employer") and Albert G. Pastino ("Executive").

                              W I T N E S S E T H

     1.   Term.          Employer hereby employs Executive and Executive hereby
accepts employment on the terms and conditions hereinafter set forth. Subject to the provisions of Section 7 hereof, the term of this Agreement shall commence on the date hereof and shall terminate on October 14, 2002.

     2.   Duties.        Executive agrees to serve Employer as Senior Vice
President and Chief Financial Officer and in such capacity Executive agrees to render his services to the best of his ability. Executive will report to the Chairman of the Board of the Company and the Chief Executive Officer of the Company. During the term of this Agreement, Executive will devote no less than two thirds (2/3) of his time and attention to, and use his best efforts to advance the business and welfare of Employer, subject to the direction and control of the Board of Directors.

     3.   Confidential Information and Covenant Not to Compete.

          (a) Employer acknowledges that Executive has certain professional obligations to third parties described in Exhibit "A" hereto and that Executive will continue to perform those obligations. With respect to such of those professional obligations as may or may appear to constitute a conflict between the interests of Employer and the interests of such third parties, Employer and Executive agree that Executive shall not provide services to Employer or such third parties in connection with any maters now existing or hereafter arising in which the interests of Employer or such third parties are adverse or have the potential to be adverse.

          (b) Executive hereby agrees that, during the term of this Agreement and thereafter, he will not disclose to any person, or otherwise use or exploit any of the proprietary or confidential information or knowledge, including without limitation to, trade secrets, processes, records of research, proposals, reports, methods, processes, techniques, computer software or programming, or budgets or other financial information, regarding Employer, its business, properties or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except in the furtherance of the interests of Employer in the execution of Executive's duties hereunder or as may be required pursuant to a lawful order of a judicial tribunal or legislative body of competent jurisdiction.

          (c) Upon termination of employment, Executive will deliver to Employer all processes, records of research, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials


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 or records or writings of any other type (including any copy thereof made), used or obtained by Executive in connection with his employment by Employer.

          (d)  During the term of this Agreement, Executive agrees that he will:
(i) neither authorize his name to be used by, (ii) nor engage in or carry on, directly or indirectly, for himself as a member of a partnership or as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation having assets in excess of $10,000,000), investor, officer, or director of a corporation (other than Employer, or any parent, subsidiary, affiliate or successor of Employer), or as an employee, agent, associate, or consultant of any person, partnership, corporation or other business entity, in competition with any business carried on, directly or indirectly, by Employer prior to the de hereof or hereafter conducted, directly or indirectly, by Employer during the term of this Agreement, in any country where business is then carried on or conducted by Employer.

          (e) Executive agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

          (f) The parties hereto intent that the covenants and agreements contained in this Section 3 shall be deemed to include a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

     4.   Compensation.

          4.1 Salary.    For the services to be rendered by Executive during the
first year of this Agreement, Employer shall pay Executive an annual base salary of Two Hundred Thousand Dollars ($200,000), payable in cash semi-monthly and subject to income tax withholdings and other payroll deductions as customary in respect of Employer's salaried employees in general. In addition, Executive shall receive ten year options to purchase 67,500 shares of Common Stock of the Employer at a price of $2.125 per share, said options to vest 25% at the end of each 90 day period during the first year of the term of this Agreement. The annual base salary of Executive for the second year of this Agreement will be determined by the Compensation Committee of the Board of Directors, but shall be no less than Two Hundred Fifty Thousand Dollars ($250,000) plus 67,500 options to purchase common stock of the Employer at $2.125 per share, said options to vest at the end of each 90 day period during the second year of the term of this Agreement. The annual base salary of Executive for the third, fourth and fifth years of the term of this Agreement will be determined by the Compensation Committee of the



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Board of Directors, but shall be no less in each year than 110% of the annual base salary (including cash and options) of Executive for the immediately preceding year.

          4.2 Bonus.     Executive shall be entitled to participate in such
bonus plans of Employer applicable to senior executives of Employer as determined by the Board of Directors of Employer in its sole discretion. Notwithstanding the foregoing, for the first year of employment hereunder, Employer shall pay Executive a bonus of at least $50,000 (and if during the first year of the term of this Agreement, Employer obtains additional financing, said bonus shall be no less than $100,000), payable in cash within thirty days of the end of the first year of employment hereunder. For the second year and each succeeding year of employment hereunder, Employer shall pay Executive a bonus at least equal to 50% of Executive's annual base salary for the then current year of employment hereunder. Criteria for the determination of the discretionary amount of bonus will be as agreed upon by Executive and the Chairman of the Board within forty-five days of the date of this Agreement and within forty-five days of the commencement of each succeeding year of employment hereunder.

          4.2(a) Long Term Compensation Plan. Executive shall be entitled to participate in a long-term compensation plan which will be multi-year performance based over three years starting with the first contract year. It is the intention of the Employer to pay the Executive on an incentive basis to be determined by the Board of Directors the equivalent of at least 50% of annual base pay per year under this plan after three years.

          4.3 Vacation. Executive shall be entitled to four weeks' paid vacation for each year during the term of this Agreement.

          4.4 Medical Insurance. During the term of this Agreement, Employer shall furnish Executive with the same medical and hospital insurance furnished to other employees of Employer.

          4.5 Disability Insurance. During the term of this Agreement, Employer shall furnish Executive with Long Term Disability insurance on the same terms available to all senior executives of Employer.

          4.6 Pension and Profit Sharing. Executive shall participate in such pension and profit sharing plans as are established for senior executives of Employer.

          4.7 Stock Options. Effective the date of this Agreement, Employer grants stock options to Executive covering 400,000 shares of Common Stock of Employer. Such options shall be exercisable at a price of $2.125 per share, and shall have a ten year term. Provided that the Executive is employed by the Company on each of the vesting dates set forth below, the options shall vest as follows:
               October 15, 1997 -        125,000
               January 15, 1998 -         62,500
               April 15, 1998 -           62,500
               July 15, 1998 -            37,500



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               October 15, 1998 -         37,500
               January 15, 1999 -         37,500
               April 15, 1999 -           37,500
In the event Executive is terminated by the Company without good cause pursuant to Paragraph 7, all of such stock options shall immediately vest.

          4.8 Other Rights and Options. In addition to the foregoing, Executive shall be entitled to such additional rights and options as may be granted or established for the benefit of senior executive officers of the Company, including, without limitation, in connection with, any recapitalization, reorganization, consolidation or merger of the Company.

     5. Expenses. Employer will pay or reimburse Executive for such reasonable travel, entertainment, or other expenses he may incur at the request of Employer during the term of this agreement in connection with the performance of his duties hereunder. Executive shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time require or request.

     6. Death or Total Disability of Executive. If Executive dies, or becomes totally disabled (for a period of more than six (6) weeks), during the term of this Agreement, Executive's employment under this Agreement shall automatically terminate; provided that, in such event of death or total disability, Executive's stock options under paragraph 4.7 hereof, to the extent not already vested, shall vest immediately.

     7.   Termination for Cause.   Executive's Employment under this Agreement
may be terminated by Employer for "good cause." The term "good cause" is defined as any one or more of the following occurrences:

          (a) Executive's breach of any of the covenants in Section 3 of this Agreement;

          (b) Executive's conviction by, or entry of a plea of guilty or nolo contendre to a felony;

          (c) Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof, upon Employer;

          (d) Executive's continuing failure or refusal to perform his duties as required by this Agreement;

          (e) Executive's gross negligence, insubordination, material violation of any duty or loyalty to Employer or any other material misconduct relating to the business or good will of Employer.

8.   Miscellaneous.





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     8.1  Modification and Waiver of Breach.  No waiver or modification of this
Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

     8.2 Complete Agreement. The Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous negotiations, commitments, writings, and understandings and is and shall be binding upon and inure to the benefit of Employer, its successors and permitted assigns and Executive, his heirs, executors and administrators.

     8.3  Legal Fees.    If any legal action, arbitration or other proceeding is
brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     8.4  Assignment.    This Agreement may not be assigned in any manner
whatsoever.


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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


EXECUTIVE:                                   EMPLOYER:

                                             AMTEC, INC.



/s/ Albert G. Pastino                        /s/Joseph R. Wright, Jr.
ALBERT G. PASTINO                            CHAIRMAN


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                                    EXHIBIT "A"

                   PROFESSIONAL OBLIGATIONS OF ALBERT G. PASTINO